UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DK Employee Letter

Dear Delek Colleagues,

I hope you and your families are well. As we head into the second quarter, I wanted to provide an update on a few matters.

First, regarding CVR Energy, Inc.’s (“CVR”) investment in Delek. CVR is majority owned by Icahn Enterprises L.P., led by Carl Icahn who is known for taking stakes in companies to seek representation on Boards of Directors. While CVR is a competitor, it also owns an approximate 15% stake in our company and recently nominated three directors to stand for election to our Board of Directors at the 2021 Annual Meeting of Shareholders. In addition to nominating directors, CVR has publicly pushed Delek to make some strategic changes, most of which are actions that would not maximize value at this time such as closing refineries or selling retail.

As it relates to this matter with CVR, I want to be clear that the CVR director nominations have no impact on our employees, customers, or business. We are continuing to execute on our objectives to support our vision of creating long-term value through sustainable energy solutions. As a reminder, Delek's five strategic objectives set clear expectations for the path we set and the standards we expect:

Safety & Wellness Leadership
Achieving safety & wellness leadership means that we become nationally recognized as leaders in our industry for our commitment to sustaining safe work environments that help every employee feel and do their best. It means that you come to work every day knowing that you are valued and protected.

Reliability & Integrity
By focusing on reliability and integrity, we maximize the return on our investments. Our employees, customers and shareholders can count on us to operate every aspect of our business responsibly, which means the work you do every day is recognized across our industry as reputable and essential.

Systems & Processes
We are committed to becoming even more efficient by focusing on our systems and processes. We know there’s always room for improvement, and those improvements can make everyone’s job more clearly defined and valued.

Risk
As we continue to grow we want to cultivate a healthy appetite for risk. That means, when we make decisions, we’re going to identify what risks come with the potential for more success, and pursue them with care.

Increasing EBITDA
Increasing our profitability means that we become a more sustainable business that’s equipped for constant steady growth. It means that we can achieve both our short term and long term goals.

We have a small team of management navigating this matter. For all other Delek colleagues, your continued focus on our business and objectives will ensure that we remain successful, meet our goals, and deliver value to our customers and shareholders alike.

I also recognize that many of you own shares in Delek. As a result, you are likely to receive materials from both Delek and CVR related to the election of directors. If you are currently a Delek shareholder, we recommend you support Delek and vote “FOR” all of Delek’s director nominees on the WHITE proxy card and that you discard any gold proxy card received from CVR. Every vote is important – regardless of how many shares you own.

We expect both Delek and CVR to make further public statements leading up to our Annual Meeting in May, which could result in more attention on our business from the media or investors. Should you be contacted by members of the media or investors for comment, please refer these inquiries to Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, at Blake.Fernandez@delekus.com or 615-224-1312.

We have great confidence in each of you and where we are headed, as well as in our Board of Directors. With your help and dedication, we will continue to execute on our strategic priorities and drive innovation to continue to position Delek for growth and value creation into the future.

Again, I appreciate your continued focus on your responsibilities. Thank you for your contributions to Delek and keep up the great work.

Uzi Yemin
Chairman, President, and CEO

Additional Information

Delek US Holdings, Inc. (“Delek”) has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies for the Company's 2021 Annual Meeting (the "Definitive Proxy Statement"). Delek, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the company's shareholders in connection with the matters to be considered at the Company's 2021 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, DELEK SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Delek's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company's Board of Directors for election at the Company's 2021 Annual Meeting are included in the Definitive Proxy Statement. Shareholders may obtain a copy of the Definitive Proxy Statement, any supplements to the proxy statement and other documents filed by Delek with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at http://www.delekus.com.